Fourth Quarter 2022 Update

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2022 UPDATE
Fellow Shareholders,
In the fourth quarter of 2022, we acquired our shares, monetized shares of portfolio companies, and invested capital in new private operating companies.

Continued Share Repurchases
•During the fourth quarter of 2022, Cannae purchased 2.3 Million shares of its common stock, for a total investment of approximately $51 Million.
•For the full year 2022, Cannae repurchased 10.8 Million shares, for a total of $225 Million, which represented 12% of shares outstanding as of December 31, 2021.
•Since May 2021, the Company has repurchased 15.6 Million Cannae shares, or 17% of shares outstanding, returning nearly $400 Million to shareholders.

AmeriLife Transactions Represent a 2.7x Return on Investment
•In November, we completed the sale of the remaining 29% portion of our AmeriLife interest for $95 Million.
•Cannae has received aggregate cash proceeds of $243 Million for 75% of its initial investment, and maintain a 5% ownership position in AmeriLife, valued at $89 Million.

Paysafe
•In the fourth quarter, Cannae sold (split-adjusted) 1.6 Million Paysafe shares, as well as 8.1 Million warrants and LLC units, generating $27 Million in cash. This sale afforded Cannae a $176 Million capital loss, offsetting gains incurred by Cannae throughout 2022.
•Following these transactions, Cannae holds a 6% interest in Paysafe.
Ceridian
•In February 2023, Cannae sold 1 Million Ceridian shares for gross proceeds of $78 Million, representing a nearly 13x multiple of invested capital.
•After the transaction, Cannae holds 5 Million shares, or 3%, of Ceridian.
Investment in Computer Services
•On November 16, 2022, a consortium of investors, including Cannae, completed the acquisition of Computer Services, Inc. ("CSI") in an all-cash transaction valued at approximately $1.6 Billion.
•Cannae's investment of $86 Million represents an approximate 9% interest in CSI.

Investment in Black Knight Football
•In December Cannae acquired a 50.1% limited partnership interest in Black Knight Football and Entertainment ("BKFE"), a partnership led by me.
•Proceeds were used to acquire 100% ownership of English Premier League football club AFC Bournemouth.
•In January 2023, BKFE acquired a significant minority interest in FC Lorient, a French Ligue 1 football club.

Liquidity
•Cannae has $85 Million of outstanding borrowings under its FNF credit facility.
•Our $250 Million margin loan remains at full capacity.
•As of February 21, 2023, Cannae had approximately $274 Million in corporate cash and short-term investments.

Sincerely,
WILLIAM P. FOLEY, II
Chairman

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2022 UPDATE
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Dun and Bradstreet Holdings, Inc.
(NYSE: DNB)

	Three Months Ended,
(In Millions) (Unaudited)	December 31, 2022	December 31, 2021
Total revenues	$595.0	$598.3
Net earnings (loss)	$22.8	$(11.6)
EBITDA	$207.2	$199.6
Adjusted EBITDA	$250.4	$242.7

Dun & Bradstreet, a leading global provider of business decisioning data and analytics, enables companies around the world to improve their business performance. Dun & Bradstreet’s Data Cloud fuels solutions and delivers insights that empower customers to accelerate revenue, lower cost, mitigate risk, and transform their businesses.

Last week, D&B reported results for the fourth quarter and twelve months ended December 31, 2022, with total revenues of $595 Million in the current year quarter and $2,225 Million for the full year. Revenues before the effect of foreign exchange grew 2.8% in the quarter to $620 Million and 5.6% for the full year to $2,294 Million, with revenues on an organic constant currency basis growing 2.2% and 3.5% versus the respective periods. Full year growth remained in line with management’s original guidance of 3% to 5% organic growth for 2022 and is an acceleration of 30 basis points versus the prior year organic growth rate. While the fourth quarter came in at the lower end of the most recent guidance range due to lower-than-expected volumes in Sales & Marketing, the business continued to deliver strong value to its clients in both North America and International as global conditions continued to deteriorate.

Adjusted EBITDA margin in the fourth quarter expanded 150 basis points to 42.1% as improved revenue flow-through was only partially offset by $6 Million of headwind from the strengthening of the US dollar.

D&B continues to deliver on its strategy to transform the business and accelerate growth. Demand for their Finance & Risk solutions continues to be robust throughout the world and is reflected in high single digit growth when excluding the North America government business. Supply chain and third-party risk solutions continue to be a significant source of growth and complements the solid acceleration in the core D&B finance solutions. While the Sales & Marketing business can have slight variability at year end, the core solution set continues to strengthen with deeply embedded master data management assets, revamped sales acceleration solutions and innovative digital marketing products.

Overall, while many companies delivered a decline, or deceleration, in their growth in 2022, Dun and Bradstreet continued its path of execution. While the overall environment was not a favorable one, the fact that D&B accelerated organic growth and was able to deliver $864 Million of Adjusted EBITDA for the full year, despite $14 Million of negative impact from the effect of foreign exchange, shows its resiliency and potential for continued improvement through all market cycles.

In February 2023, D&B announced another quarterly cash dividend of $0.05 per share, to be paid on March 16, 2023, to shareholders of record as of March 2, 2023.

Cannae holds 79.0 Million shares of D&B common stock, representing approximately 18% of D&B’s outstanding shares. As of February 21, 2023, the aggregate gross value of these shares was approximately $1.0 Billion.

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2022 UPDATE

Alight, Inc.
(NYSE: ALIT)

	Three Months Ended,
(In Millions) (Unaudited)	December 31, 2022	December 31, 2021
Total revenues	$942.0	$864.0
Net (loss) earnings	$(66.0)	$72.0
EBITDA	$128.0	$222.0
Adjusted EBITDA	$242.0	$190.0

Alight is a leading cloud-based provider of integrated digital human capital and business solutions. The Alight Worklife® platform combines data and analytics with a simple, seamless user experience by combining content, artificial intelligence, and data analytics to enable Alight’s business process as a service (BPaaS) model.

On February 21st, Alight reported fourth quarter 2022 results that met or exceeded its projections on all its metrics and was highlighted by significant out performance in its full year BPaaS bookings. The company grew total revenues by $78 Million, or 9.0%, in the quarter ended December 31, 2022 as compared to the prior year comparable quarter. Employer Solutions revenue grew 10.0%, to $836 Million, as compared to $760 Million in the prior year fourth quarter.

BPaaS revenues increased 60.6% to $171 Million in the final quarter of 2022, representing 18.2% of total revenue. The company reported $307 Million in total contract value of BPaaS bookings during the fourth quarter of 2022, an increase of 114.7% over the prior year total. BPaaS full year revenues grew 44.4% to $564 Million, or 18.0% of total revenue, and BPaaS bookings on a total contract value basis increased 44.4% to $871 Million, substantially ahead of guidance of $680 - $700 Million.

Recurring revenues, which comprise 84% of total revenue, increased by 9.0% to $800 Million in the fourth quarter 2022, due to growth in Employer Solutions. The company has achieved 98% average annual revenue retention, with an average contract length of three to five years. Management provided 2023 full-year guidance, with double digit growth in both projected revenue and Adjusted EBITDA and reported that more than 80% of anticipated 2023 revenue is under contract.

In December, Alight acquired ReedGroup, one of the nation’s most experienced and data-driven absence management providers, offering outsourcing, co-sourcing, SaaS and clinical guidelines, all tailored to meet the needs of large employers, insurers and healthcare professionals. ReedGroup serves 50% of the Fortune 100 over six continents.

Alight continued the global expansion of its proprietary employee experience platform, Alight Worklife, with the addition of its payroll solution. The Alight Worklife platform combines AI and data with robust content across many dimensions of employee wellbeing to create a personalized and integrated experience that drives better outcomes for individuals and organizations. The solution brings Alight’s payroll expertise to clients, providing in-country payroll platforms that span over 180 countries and 25 languages into Alight’s leading cloud technology platform, providing a single, end-to-end digital experience that improves data visibility and control through actionable analytics.

Cannae holds 52.5 Million shares of Alight Class A common stock, representing approximately 10% of Alight’s outstanding shares. As of February 21, 2023, the aggregate gross value of these shares was approximately $483 Million.

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2022 UPDATE

Ceridian HCM Holdings, Inc.
(NYSE: CDAY)

	Three Months Ended,
(In Millions) (Unaudited)	December 31, 2022	December 31, 2021
Total revenues	$336.1	$282.1
Net loss	$(5.2)	$(9.5)
EBITDA	$30.8	$18.1
Adjusted EBITDA	$67.7	$38.7

Cannae accounts for its investment under the fair value method, and accordingly our consolidated statements of operations reflect the change in the stock price of Ceridian during the periods on a non-cash basis within Recognized gains (losses), net.

Ceridian is a global human capital management software company. Dayforce, its flagship cloud HCM platform, provides human resources, payroll, benefits, workforce management, and talent management functionality. The Dayforce platform is used to optimize management of the entire employee lifecycle, including attracting, engaging, paying, deploying, and developing people.

On February 8th, Ceridian reported fourth quarter results ahead of guidance and external estimates, posting double-digit year-over-year growth again in total revenue, Dayforce recurring revenue, and Cloud revenue. Additionally, Adjusted EBITDA increased by nearly 75% in the fourth quarter 2022, following a year-over-year increase of more than 61% in the third quarter.

Ceridian's cloud-based human capital management system, Dayforce, now has 5,993 customers live on the platform, an increase of 559 customers, or 10.3% over the prior year fourth quarter. There were just under 6 Million global employees live on the system at the end of 2022, up 17.1% compared to the prior year-end. This translated into strong revenue: Dayforce recurring revenue nearly 32% and nearly 35%, on a reported and constant currency basis, respectively. Total Cloud revenue, which includes both Dayforce and PowerPay, increased by nearly 24% and more than 27%, on a reported and constant currency basis, respectively.

Ceridian also introduced guidance for fiscal year 2023, projecting total revenue between $1,480 Million to $1,500 Million, an increase of approximately 20% on a GAAP basis; Dayforce recurring revenue of $936 Million to $946 Million, an increase of approximately 25% year-over-year and Adjusted EBITDA of $360 Million to $375 Million. Ceridian's financial performance across metrics represent strong double-digit increases year-over-year, with the increase in Adjusted EBITDA in the mid-to-high 40% range.

In the fourth quarter of 2022, Ceridian continued to expand its Dayforce product platform across international regions and partnerships. Ceridian announced that the Dayforce Wallet Modern Pay solution was launched in the United Kingdom, and a new Dayforce Wallet cash back program - Dayforce Rewards - in the U.S. With the additional regional coverage base, Ceridian’s on-demand pay solution has grown to include 1,450 customers signed on and over 880 customers live on the product. Average registrations for Dayforce Wallet exceed 45% of eligible users, and the typical wallet user does so about 25 times per month.

In January 2023, the Office of Comptroller of the Currency authorized Ceridian to open the Ceridian National Trust Bank, which will act as trustee for Ceridian's U.S. payroll trust. This change is to reduce complexity at the individual state level and provide further protection to Ceridian customers.

Cannae holds 5 Million shares or approximately 3% of Ceridian’s outstanding shares, which had an aggregate gross value of $368 Million as of February 21, 2023.

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2022 UPDATE

System1, Inc. 1
(NYSE: CDAY)

	Three Months Ended,
(In Millions) (Unaudited)	September 30, 2022	September 30, 2021
Total revenues	$201.2	$171.4
Net (loss) earnings	$(31.6)	$11.4
EBITDA	$(13.4)	$19.6
Adjusted EBITDA	$29.5	$23.2

Cannae reports its equity in earnings or loss of System1 on a one-quarter lag from their public filings, and accordingly, the table above presents the combined results for the quarters ended September 30, 2022, and 2021.

System1, Inc. (System1) combines best-in-class technology and data science to operate its advanced Responsive Acquisition Marketing Platform (RAMP). System1’s RAMP is omni-channel and omni-vertical and built for a privacy-centric world. RAMP enables the building of powerful brands across multiple consumer verticals, the development and growth of a suite of privacy-focused products, and the delivery of high-intent customers to advertising partners. For more information, visit www.system1.com.

In its third quarter of 2022, System1 reported growth in both revenue and adjusted EBITDA year-over-year. The company reported third quarter 2022 total revenue of $201 Million, an increase of 17% over the period year period. Adjusted EBITDA increased 28% to $29.5 Million during the quarter ended September 30, 2022, compared to $23.2 Million in the prior year third quarter.

System1 focused on customer acquisition in its owned and operated subscription business in the third and fourth quarters of 2022. With continued weakness in the digital advertising marketplace, the company has found investment opportunities in its subscription business increasingly attractive. These investments, as well as continued investment in its proprietary RAMP digital advertising platform, are expected to continue to generate significant annual growth and adjusted EBITDA.

The company is expected to release its fourth quarter 2022 results after market close on March 13, 2023.

Cannae holds 27.1 Million shares of SST, or approximately 24% of outstanding shares. As of February 21, 2023, the aggregate gross value of these shares was approximately $118 Million.
1 On January 27, 2022, S1 Holdco, LLC (“S1 Holdco”) and Protected.net Group Limited (“Protected.net”) combined with Trebia Acquisition Corp. (“Trebia”) to form System1, Inc. (“System1”). For financial reporting purposes, S1 Holdco has been determined to be the accounting predecessor, and therefore its financial results are presented for all periods prior to the business combination with Trebia.

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2022 UPDATE
Sightline Payments
(Private)

Sightline, a privately held company, is a market leader in payment and mobile app development for the US sports betting and casino gaming market. Sightline leverages proprietary cutting-edge technology to apply modern solutions to a traditionally cash-based industry projected to grow to more than $150 Billion in the next few years.

Sightline started the quarter strong with the announcement of a funding round following a strategic investment from J.P. Morgan Payments. As previously disclosed, Sightline will partner with J.P. Morgan Payments to develop an omnichannel solution for resort and online gaming companies, serving the resort, entertainment, and lodging ecosystem. The team has been hard at work building out new customer solutions and expects to bring new products to market in 2023.

The company completed significant product enhancements during the fourth quarter, rolling out its 2nd generation cashless technology at Resorts World Las Vegas. The update includes remote identity verification and enrollment for loyalty and payments, biometric authentication, and a single digital wallet user experience. These significant enhancements dramatically decrease the customer’s “time to play,” the key measurable metric to patron adoption of cashless technology. Resorts World Las Vegas is now the first casino in Nevada to enable its guests to enroll, verify, and fund from anywhere around the world in as little as a few minutes.

Sightline continued to win in the market in the fourth quarter. In December, Sightline announced the launch of its cashless gaming technology at Parx Casino, a leading gaming and entertainment destination in Pennsylvania. In addition to its leading casino in the Philadelphia market, Parx also operates betPARX, an online casino and mobile sports betting platform, which includes Parx Play+ payments solution.

Cannae has invested $272 Million and owns 32% of Sightline’s equity.

AmeriLife Group, LLC
(Private)

Headquartered in Clearwater, Florida, AmeriLife Group LLC (AmeriLife) is one of the leading independent marketing organizations and registered investment advisors in the US. The company employs more than 1,800 associates across the country, serving a growing population of more than 300,000 licensed agents and advisors in over 90 offices who, in turn, help enhance the health and financial wellbeing of more than 5 Million pre-retirees and retirees.

In the spring of 2020, Cannae was part of a recapitalization of AmeriLife led by Thomas H. Lee Partners (THL). Cannae invested $121 Million for an approximate 20% interest in AmeriLife. In August 2022, AmeriLife closed on an investment from Genstar Capital (Genstar), in which Genstar joined THL as an equal investor. The deal valued AmeriLife at $3 Billion. As part of that transaction, Cannae sold 46% of its stake for $148 Million in cash, and in a separate transaction that closed in the fourth quarter, Cannae sold an additional 29% of the original stake for approximately $95 Million.

The combined $243 Million of cash represents a return of 2.7 times Cannae's initial investment in the shares sold.

Cannae owns approximately 5% of AmeriLife valued at approximately $89 Million.

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2022 UPDATE
Paysafe, Ltd.
(NYSE: PSFE)

	Three Months Ended,
(In Millions) (Unaudited)	September 30, 2022	September 30, 2021
Total revenues	$366.0	$353.6
Net earnings (loss)	$1.0	$(147.1)
EBITDA	$109.0	$(142.9)
Adjusted EBITDA	$95.5	$106.4

Cannae reports its equity in earnings or loss of Paysafe on a one-quarter lag from their public filings, and accordingly, the table above presents the results for the quarters ended September 30, 2022, and 2021.

Paysafe is a leading payments platform. Its core purpose is to enable businesses and consumers to connect and transact seamlessly through industry-leading capabilities in payment processing, digital wallet, and online cash solutions. With over 20 years of online payment experience, an annualized transactional volume of over $120 Billion in 2021, and approximately 3,500 employees located in 10+ countries, Paysafe connects businesses and consumers across 100 payment types in over 40 currencies around the world.

We are pleased with Paysafe's third quarter financial results which were highlighted by solid top line growth. Total revenue increased 4%, or 10% on a constant currency basis, in the quarter. Revenue growth was driven by continued strength in Paysafe's US Acquiring segment and improvement in its Digital Commerce segment.

Net income for the third quarter was $1.0 Million, compared to a net loss of $147.1 Million in the prior year period. The increase in net income reflects an intangible impairment expense in the prior year. Adjusted EBITDA for the third quarter was $95.5 Million, a decrease of 10%, compared to $106.4 Million in the prior year period. The current year quarter was impacted by an unfavorable impact from foreign exchange rates, higher value added tax ("VAT") expense resulting from historic refunds and releases in the prior period, as well as an impact from the Russia-Ukraine war. These headwinds were partly offset by an increase in Adjusted EBITDA from the US Acquiring segment as well as the contribution from acquisitions. Excluding the $5.6 Million unfavorable impact from changes in foreign exchange rates, Adjusted EBITDA decreased 5% compared to the prior year period.

Paysafe continues to prioritize reducing leverage and completed debt payments and repurchases of $31 Million in notional debt during the third quarter. Net debt was $2.3 Billion, and its net debt to LTM Adjusted EBITDA ratio was 5.5 times, down from 5.7 times at the end of Q2.

On the operational front, Paysafe announced an expansion to its relationship with Microsoft to provide its paysafecard product as an alternative payment option on Microsoft.com and Xbox.com in the U.S. and Europe, a partnership with Virgin Voyages to provide merchant solutions, and a partnership with ING Germany, the third largest bank in Germany by number of customers, to provide a digital wallet for ING's digital cash product.

Paysafe is expected to release its fourth quarter 2022 results on or about March 9, 2023.

In December, Paysafe’s Board of Directors and Shareholders approved a common stock 1-for-12 reverse stock split. After sales of (split-adjusted) 1.6 Million PSFE shares and 8.1 Million warrants and LLC units in the fourth quarter of 2022, Cannae holds 3.4 Million PSFE shares, or approximately 6% of Paysafe’s outstanding shares. As of February 21, 2023, the aggregate gross value of these securities was $71 Million.

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2022 UPDATE
Black Knight Football
(Private)

Black Knight Football and Entertainment, LP ("BKFE") is a partnership focused on building a global network of world-class football clubs, players, and real estate assets that will produce operational synergies, accelerate player development and enable efficient player migration across BKFE’s network of owned and operated clubs, while driving both strong on-field performance and financial results.

In the fourth quarter, Cannae entered into an agreement to acquire a 50.1% limited partner interest in BKFE, a partnership led by our Chairman William P. Foley, II. Cannae's aggregate commitment is approximately $133 Million, of which $52 Million was funded in the fourth quarter of 2022 and $40 Million in the first quarter of 2023. The remaining commitment is expected to be funded later in 2023.

AFC Bournemouth. BKFE acquired AFC Bournemouth (the "Cherries"), an English professional football club, in December 2022. AFC Bournemouth, founded in 1899, is based in Kings Park, Boscombe, a suburb of Bournemouth, Dorset, England. The club competes in the highest level of the men's English football league system, the Premier League. BKFE aims to improve AFC Bournemouth's on-field performance, invest in the club's infrastructure, enhance fan experience and significantly increase the club’s brand and commercial revenue opportunities.

BKFE is already successfully implementing this strategy. The club used the 2023 January transfer window to make a significant investment into its first team playing squad by acquiring exciting young talent from across Europe. The club is making significant progress in its plans to build a new state-of-the-art training facility with construction beginning in the first half of 2023. The project provides for the new development to house all football operations, with the senior men's and women's squads training alongside the numerous youth teams and will provide a significant boost to the club’s ability to attract new signings and develop its own prospects. Additional investment into the infrastructure of the club will see minor redevelopments made to the club’s home pitch, Vitality Stadium, by modernizing its appearance, updating branding throughout spectator areas and improving the fan experience.

FC Lorient. In January 2023 BKFE announced a significant investment in and strategic partnership with FC Lorient in Ligue 1. Ligue 1, which refers to itself as “The League of Talents”, was a priority for BKFE as it is home to some of the best academies in Europe and is known for developing some of the most talented players in the world. The investment in FC Lorient advances BKFE’s multi-club ownership strategy initiated with the acquisition of AFC Bournemouth.

FC Lorient, founded in 1926 in Lorient, Brittany, France, plays its home matches at the 18,000-seat Stade Yves Allainmat, which serves as a multi-purpose venue, staging international sporting events as well as major concerts and shows. FC Lorient is a fixture of Ligue 1, the top professional football league in France, having competed at the highest level of French football for 13 of the last 16 seasons. FC Lorient currently sits in 7th place in Ligue 1 and has the 4th youngest roster, a testament to the club’s ability to effectively develop and utilize its youth talent.

For the last fourteen seasons, FC Lorient has operated under the leadership of Loïc Fery (“Fery”), after becoming the youngest president of a Ligue 1 club. Fery’s management has been central to the growth and development of FC Lorient, and he will continue to lead the club going forward. We are excited to partner with Mr. Fery, his team and the community of Lorient.

As of February 21, 2023, Cannae maintains an investment of $92 Million, or 50.1%, in BKFE.

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2022 UPDATE
Computer Services
(Private)

Computer Services, Inc. (CSI) delivers core processing, digital banking, managed cybersecurity, cybersecurity compliance, payments processing, print and electronic document distribution, and regulatory compliance solutions to financial institutions and corporate customers, both foreign and domestic. Management believes exceptional service, dynamic solutions and superior results are the foundation of CSI’s reputation and have resulted in the company’s inclusion in such top industry-wide rankings as IDC Financial Insights FinTech 100, Talkin’ Cloud 100 and MSPmentor Top 501 Global Managed Service Providers lists. CSI has also been recognized by Aite-Novarica Group, a leading industry research firm, as providing the “best user experience” in its AIM Evaluation: The Leading Providers of U.S. Core Banking Systems.

The acquisition of CSI was completed on November 15, 2022, led by Centerbridge Partners, L.P., a global, multi-strategy private investment firm, and Bridgeport Partners (Bridgeport). The acquisition, previously announced on August 22, 2022, closed in an all-cash transaction valued at approximately $1.6 Billion, with a purchase price of $58.00 per share. With the completion of the acquisition, CSI became a private company and its common stock ceased trading.

CSI has more than 57 years of experience as a service-first technology solutions provider. The company continues to operate under the leadership of David Culbertson and the CSI leadership team, with its headquarters in Paducah, Kentucky.

At closing, Frank Martire, Founder of Bridgeport, was announced as Chairman of the Board alongside Steve Powless, David Culbertson, Jared Hendricks and Ben Jaffe. In December, the Board was expanded to include long-time industry professionals Kristin Muhlner, Fred Terrell and Tom Shen. Paul Danola, Partner at Bridgeport, serves as a Board Observer and Chief Strategy Officer.

As of February 21, 2023, Cannae holds a 9% indirect economic interest of CSI valued at approximately $86 Million.

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2022 UPDATE
FOURTH QUARTER STATEMENTS OF OPERATIONS

(in Millions, except per share data) (Unaudited)	2022	2021
Three months ended December 31,
Restaurant revenue	$147.2	$172.4
Other operating revenue	8.5	9.5
Total operating revenue	155.7	181.9
Cost of restaurant revenue	137.0	154.6
Personnel costs	10.0	21.8
Depreciation and amortization	5.1	6.0
Other operating expenses, including asset impairments	24.3	36.0
Total operating expenses	176.4	218.4
Operating loss	(20.7)	(36.5)
Interest, investment and other income	2.4	1.0
Interest expense	(3.7)	(2.9)
Recognized gains (losses), net	102.6	(86.1)
Total other income (expense)	101.3	(88.0)
Earnings (loss) before tax	80.6	(124.5)
Income tax expense (benefit)	21.5	(26.6)
Losses of unconsolidated affiliates	(29.9)	(13.9)
Less: earnings (loss) attributable to noncontrolling interests	1.7	(2.5)
Net earnings (loss) attributable to Cannae common shareholders	$27.5	$(109.3)

Per share amounts:
EPS attributable to Cannae common shareholders - basic	$0.35	$(1.24)
EPS attributable to Cannae common shareholders - diluted	$0.35	$(1.24)
Cannae weighted average shares - basic	77.5	88.5
Cannae weighted average shares - diluted	77.5	88.5

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2022 UPDATE
FULL YEAR STATEMENTS OF OPERATIONS

(in Millions, except per share data) (Unaudited)	2022	2021
Year ended December 31,
Restaurant revenue	$630.6	$704.7
Other operating revenue	31.5	37.5
Total operating revenue	662.1	742.2
Cost of restaurant revenue	571.4	617.4
Personnel costs	59.5	80.1
Depreciation and amortization	22.8	26.6
Other operating expenses	153.0	151.6
Total operating expenses	806.7	875.7
Operating loss	(144.6)	(133.5)
Interest, investment and other income	2.5	21.1
Interest expense	(12.3)	(9.8)
Recognized losses, net	(181.2)	(310.8)
Total other expense	(191.0)	(299.5)
Loss before tax	(335.6)	(433.0)
Income tax benefit	(89.9)	(74.0)
(Losses) earnings of unconsolidated affiliates	(183.9)	72.6
Less: (loss) earnings attributable to noncontrolling interests	(1.5)	0.6
Net loss attributable to Cannae common shareholders	$(428.1)	$(287.0)

Per share amounts:
EPS attributable to Cannae common shareholders - basic	$(5.25)	$(3.19)
EPS attributable to Cannae common shareholders - diluted	$(5.25)	$(3.19)
Cannae weighted average shares - basic	81.6	90.1
Cannae weighted average shares - diluted	81.6	90.1

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2022 UPDATE
BALANCE SHEETS

	December 31, 2022	December 31, 2021
(in Millions) (Unaudited)
Current assets:
Cash and cash equivalents	$247.7	$85.8
Short term investments	34.9	—
Other current assets	26.1	35.8
Income tax receivable	1.9	—
Total current assets	310.6	121.6
Investments in unconsolidated affiliates	1,950.7	2,261.3
Equity securities, at fair value	384.9	1,045.1
Lease assets	156.0	172.0
Property and equipment, net	87.5	100.6
Other intangible assets, net	23.5	26.9
Goodwill	53.4	53.4
Deferred tax asset	22.7	—
Other long term investments and noncurrent assets	136.2	108.7
Total assets	$3,125.5	$3,889.6
Current liabilities:
Accounts payable and other accrued liabilities, current	$79.0	$105.6
Income taxes payable	—	24.7
Lease liabilities	22.8	23.8
Deferred revenue	18.6	23.1
Notes payable	2.3	2.3
Total current liabilities	122.7	179.5
Notes payable, long term	95.1	14.1
Deferred tax liability	—	143.8
Lease liabilities, long term	151.0	166.1
Accounts payable and other accrued liabilities, long term	41.8	45.0
Total liabilities	410.6	548.5
Additional paid in capital	1,936.2	1,888.3
Retained earnings	1,214.7	1,642.8
Treasury stock	(414.0)	(188.6)
Accumulated other comprehensive loss	(18.1)	(7.2)
Noncontrolling interests	(3.9)	5.8
Total equity	2,714.9	3,341.1
Total liabilities and equity	$3,125.5	$3,889.6

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2022 UPDATE
BOOK VALUE SUMMARY
(In Millions) (Unaudited)
The following is a summary of the book value of the Company by investment, net of applicable deferred taxes:

	December 31, 2022	December 31, 2021

Dun & Bradstreet	$856.6	$608.6
Alight	515.7	494.2
Ceridian	321.8	852.4
Sightline Payments	252.0	270.1
System1	149.4	—
Paysafe	94.0	450.7
Computer Services	86.1	—
Restaurant Group	69.8	81.1
AmeriLife	72.0	108.6
Black Knight Football	52.2	—
Optimal Blue	—	269.8
CorroHealth	—	77.4
Other investments and holding company assets and liabilities, net	63.1	98.0
Holding company cash and short term investments	266.7	48.1
Unallocated taxes	4.1	(23.7)
Holding company debt	(84.7)	—
Cannae book value	$2,718.8	$3,335.3
Outstanding Cannae shares	76.3	86.9
Cannae book value per share	$35.63	$38.38
INVESTED CAPITAL
(In Millions) (Unaudited)

The following is the cost of invested capital for the Company's portfolio used in determining management fees payable to our external manager, Trasimene Capital Management, LLC.

	December 31, 2022	December 31, 2021

Dun & Bradstreet	$862.8	$659.7
Alight	440.5	440.5
Paysafe	318.5	519.0
Sightline Payments	272.0	272.0
System1	232.2	—
Restaurant Group	105.8	105.8
Computer Services	86.1	—
Black Knight Football	52.2	—
AmeriLife	31.0	121.3
Optimal Blue	—	289.0
CorroHealth	—	72.5
Other	60.5	90.1
Total cost of invested capital	2,461.6	2,569.9

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2022 UPDATE
Use of Non-GAAP Financial Information

Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, the Company has provided non-GAAP financial measures for certain investments which we believe provides useful information to investors and ratings agencies regarding our affiliates’ results, operating trends and performance between periods.

Dun & Bradstreet

D&B’s non-GAAP measures include adjusted earnings before interest, taxes and depreciation and amortization (adjusted EBITDA). Adjusted results are non-GAAP measures that adjust for the impact due to certain acquisition and divestiture related revenue and expenses, such as costs for banker fees, legal fees, due diligence, retention payments and contingent consideration adjustments, restructuring charges, equity-based compensation, and other non-core gains and charges that are not in the normal course of our business, such as costs associated with early debt redemptions, gains and losses on sales of businesses, impairment charges, the effect of significant changes in tax laws and material tax and legal settlements.

We present D&B’s adjusted EBITDA because D&B believes that this supplemental non-GAAP financial measure provides management and other users with additional meaningful financial information that should be considered when assessing D&B's ongoing performance and comparability of its operating results from period to period. D&B's management regularly uses its supplemental non-GAAP financial measures internally to understand, manage and evaluate its business and make operating decisions. These non-GAAP measures are among the factors management uses in planning for and forecasting future periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to our reported results prepared in accordance with GAAP.

D&B's adjusted EBITDA is defined as net income or loss excluding the following items: depreciation and amortization; interest expense and income; income tax benefit or provision; other expenses or income; equity in net income of affiliates; net income attributable to noncontrolling interests; equity-based compensation; restructuring charges; (xi) merger, acquisition and divestiture-related operating costs; transition costs primarily consisting of non-recurring expenses associated with transformational and integration activities, as well as incentive expenses associated with D&B's synergy program; and other adjustments primarily related to non-cash charges and gains. D&B excludes amortization of recognized intangible assets resulting from the application of purchase accounting because it is non-cash and not indicative of its ongoing and underlying operating performance. Recognized intangible assets arise from acquisitions, or primarily D&B's accounting for its privatization in 2019. D&B believes that recognized intangible assets by their nature are fundamentally different from other depreciating assets that are replaced on a predictable operating cycle. Unlike other depreciating assets, such as developed and purchased software licenses or property and equipment, there is no replacement cost once these recognized intangible assets expire and the assets are not replaced. Additionally, D&B's costs to operate, maintain and extend the life of acquired intangible assets and purchased intellectual property are reflected in its operating costs as personnel, data fee, facilities, overhead and similar items. Management believes it is important for investors to understand that such intangible assets were recorded as part of purchase accounting and contribute to revenue generation. Amortization of recognized intangible assets will recur in future periods until such assets have been fully amortized.

Alight

Alight's Adjusted EBITDA, defined as earnings before interest, taxes, depreciation and intangible amortization adjusted for the impact of certain non-cash and other items that it does not consider in the evaluation of ongoing operational performance, is a non-GAAP financial measure used by management and Alight stakeholders to provide useful supplemental information that enables a better comparison of Alight's performance across periods. Adjusted EBITDA is a non-GAAP measure used by management and stakeholders to evaluate Alight's core operating performance.

Ceridian

Ceridian uses certain non-GAAP financial measures including EBITDA and Adjusted EBITDA. Ceridian defines EBITDA as net income (loss) before interest, taxes, depreciation, and amortization, and Adjusted EBITDA as EBITDA, as adjusted to exclude foreign exchange gains (losses), share-based compensation expense and related employer taxes, severance charges, restructuring consulting fees, and other non-recurring items. Ceridian believes that these non-

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2022 UPDATE
GAAP financial measures are useful to management and investors as supplemental measures to evaluate its overall operating performance including comparison across periods and with competitors. Ceridian's management uses these non-GAAP financial measures to assess operating performance because these measures exclude the results of decisions that are outside the normal course of its business operations, and are used for internal budgeting and forecasting purposes both for short- and long-term operating plans. Additionally, Adjusted EBITDA is a component of Ceridian’s management incentive plan.

System1

We include System1 and its predecessor entities' Adjusted EBITDA, a non-GAAP financial measure, in this release. Adjusted EBITDA is a non-GAAP financial measure and represents a key metric used by System1’s management and board of directors to measure the operational strength and performance of its business, to establish budgets, and to develop operational goals for managing its business. Adjusted EBITDA is defined as net income (loss) before interest expense, income taxes, depreciation and amortization expense, stock-based compensation, deferred compensation, management fees, minority interest expense, restructuring charges, impairment and certain discrete items impacting a particular segment’s results in a particular period.

System1 believes Adjusted EBITDA is a relevant and useful metric for investors because it allows investors to view performance in a manner similar to the method used by management. There are limitations on the use of Adjusted EBITDA, and it may not be comparable to similarly titled measures of other companies. Other companies, including companies in System1’s industry, may calculate non-GAAP financial measures differently than System1 does, limiting the usefulness of those measures for comparative purposes.

Adjusted EBITDA should not be considered a substitute for income (loss) from operations, net income (loss), or net income (loss) attributable to System1 on a consolidated basis that System1 reports in accordance with GAAP. Although System1 uses Adjusted EBITDA as a financial measure to assess the performance of its business, such use is limited because it does not include certain costs necessary to operate System1’s business. System1’s presentation of Adjusted EBITDA should not be construed as indications that its future results will be unaffected by unusual or nonrecurring items.

Paysafe

Paysafe's Adjusted EBITDA is defined as net income (loss) before the impact of income tax (benefit) expense, interest expense, net, depreciation and amortization, share-based compensation, impairment expense on goodwill and intangible assets, restructuring and other costs, loss (gain) on disposal of a subsidiaries and other assets, net, and other income (expense), net. These adjustments also include certain costs and transaction items that are not reflective of the underlying operating performance of Paysafe. Management believes Adjusted EBITDA to be a useful profitability measure to assess the performance of Paysafe's businesses and improves the comparability of operating results across reporting periods.

Management believes the presentation of Paysafe's non-GAAP Adjusted EBITDA provides users with useful supplemental information in comparing the operating results across reporting periods by excluding items that are not considered indicative of Paysafe’s core operating performance. In addition, management believes the presentation of Paysafe's non-GAAP financial measures provides useful supplemental information in assessing its results on a basis that fosters comparability across periods by excluding the impact on Paysafe’s reported GAAP results of acquisitions and dispositions that have occurred in such periods. However, these non-GAAP measures exclude items that are significant in understanding and assessing Paysafe’s financial results or position. Therefore, these measures should not be considered in isolation or as alternatives to revenue, net income, cash flows from operations or other measures of profitability, liquidity or performance under GAAP.

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2022 UPDATE
Dun & Bradstreet
Cannae accounts for its investment in D&B using the equity method of accounting; therefore, its results do not consolidate into the Company’s. As prescribed by relevant accounting standards, the Company recognizes its proportionate share of D&B's net earnings or loss in earnings (loss) of unconsolidated affiliates in our consolidated results of operations.

See the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for further information on the Company’s accounting for its investments in D&B.

Further information on Dun & Bradstreet's (NYSE: DNB) financial results can be found in its filings with the SEC and its investor relations website at http://investor.dnb.com.

D&B Adjusted EBITDA Reconciliation
(In Millions) (Unaudited)

	2022	2021
Three months ended December 31,
Net earnings (loss) attributable to D&B	$22.8	$(11.6)
Depreciation and amortization	145.7	157.2
Interest expense, net	53.9	61.0
Income tax benefit	(15.2)	(7.0)
EBITDA	207.2	199.6
Other (income) expense, net	(3.2)	17.6
Equity in net income of affiliates	(0.7)	(0.7)
Net income attributable to noncontrolling interest	0.7	1.6
Equity-based compensation	22.1	9.6
Restructuring costs	6.2	4.4
Merger and acquisition-related operating costs	6.1	6.9
Transition costs	10.7	6.0
Other adjustments	1.3	(2.3)
Adjusted EBITDA	$250.4	$242.7

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2022 UPDATE
Alight

Cannae accounts for its investment in Alight using the equity method of accounting; therefore, its results do not consolidate into the Company’s. As prescribed by relevant accounting standards, the Company recognizes its proportionate share of Alight's net earnings or loss in earnings (loss) from unconsolidated affiliates in our consolidated results of operations.

See the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for further information on the Company’s accounting for its investments in Alight.

Further information on Alight's (NYSE: ALIT) financial results can be found in its filings with the SEC and its investor relations website at http://investor.alight.com.

Alight Adjusted EBITDA Reconciliation
(In Millions) (Unaudited)

	2022	2021
Three months ended December 31,
Net (loss) earnings	$(66.0)	$72.0
Interest expense, net	33.0	29.0
Income tax expense	59.0	25.0
Depreciation and amortization	102.0	96.0
EBITDA	128.0	222.0
Share-based compensation	52.0	52.0
Transaction and integration expenses (1)	8.0	10.0
Non-recurring professional expenses (2)	—	2.0
Restructuring	20.0	2.0
Loss (gain) from change in fair value of financial instruments	15.0	(25.0)
Loss (gain) from change in fair value of tax receivable agreement	22.0	(64.0)
Other (3)	(3.0)	(9.0)
Adjusted EBITDA	$242.0	$190.0
_____________________________________________
(1) Transaction and integration expenses relate to acquisition activity.
(2) Non-recurring professional expenses includes external advisor and legal costs related to the Alight’s merger with Foley Trasimene Acquisition Corporation completed in 2021.
(3) For the three months ended December 31, 2021, other primarily includes long-term incentive expenses.

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2022 UPDATE

Ceridian

Cannae accounts for its investment in Ceridian at fair value; therefore, its results do not consolidate into the Company’s. See the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for further information on the Company’s accounting for its investments in Ceridian.

Further information on Ceridian's (NYSE: CDAY) financial results can be found in its filings with the SEC and its investor relations website at http://investors.ceridian.com.

Ceridian Adjusted EBITDA Reconciliation
(In Millions) (Unaudited)

	2022	2021
Three months ended December 31,
Net loss	$(5.2)	$(9.5)
Depreciation and amortization	24.6	18.2
Interest expense, net	8.7	10.4
Income tax expense (benefit)	2.7	(1.0)
EBITDA	30.8	$18.1
Foreign exchange (gain) loss	(3.8)	1.0
Share-based compensation	31.3	30.9
Severance charges	5.1	1.6
Restructuring consulting fees	2.6	2.8
Other non-recurring items	1.7	(15.7)
Adjusted EBITDA	$67.7	$38.7

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2022 UPDATE
System1
Cannae accounts for its investment in System1 using the equity method of accounting; therefore, its results do not consolidate into the Company’s. As prescribed by relevant accounting standards, the Company recognizes its proportionate share of System1's net earnings or loss in earnings (loss) of unconsolidated affiliates in our consolidated results of operations.

On January 27, 2022, S1 Holdco and Protected merged with and into Trebia to create System1 and Cannae completed its investment in System1. Cannae reports the results of System1 on a three-month lag. Accordingly, our results of operations for the three months ended December 31, 2022, include our ratable portion of System1's net loss for the three months ended September 30, 2022. Information for the three months ended September 30, 2021, represents the results of S1 Holdco, System1's predecessor entity, and is presented for illustrative purposes.

See the Company’s Quarterly Reports on Form 10-Q for further information on the Company’s accounting for its investment in System1.

Further information on System1's (NYSE: SST) financial results can be found in its filings with the SEC and its investor relations website at http://ir.system1.com.

System1 Adjusted EBITDA Reconciliation
(In Million) (Unaudited)

	2022	2021
Three months ended September 30,
Net (loss) income	$(37.6)	$11.4
Interest expense, net	10.0	4.2
Income tax (benefit) expense	(19.2)	0.5
Depreciation and amortization	33.4	3.5
EBITDA	(13.4)	19.6
Other expense	2.3	—
Stock-based compensation	8.0	0.7
Non-cash revaluation of warrant liability	4.5	—
Acquisition and restructuring costs	5.5	2.9
Protected.net acquisition bonus accrual	22.6	—
Adjusted EBITDA	$29.5	$23.2

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2022 UPDATE
Paysafe
Cannae accounts for its investment in Paysafe using the equity method of accounting; therefore, its results do not consolidate into the Company’s. As prescribed by relevant accounting standards, the Company recognizes its proportionate share of Paysafe's net earnings or loss in earnings (loss) from unconsolidated affiliates in our consolidated results of operations.

The Company reports its results on a three-month lag. Accordingly, our results of operations for the three months ended December 31, 2022 and 2021 include our ratable portion of Paysafe's net loss for the three months ended September 30, 2022 and 2021, respectively. See the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for further information on the Company’s accounting for its interest in Paysafe.

Further information on Paysafe's (NYSE: PSFE) financial results can be found in its filings with the SEC and its investor relations website at http://ir.paysafe.com.

Paysafe Adjusted EBITDA Reconciliation
(In Millions) (Unaudited)

	2022	2021
Three months ended September 30,
Net earnings (loss)	$1.0	$(147.1)
Interest expense, net	34.6	19.3
Income tax expense (benefit)	7.3	(76.9)
Depreciation and amortization	66.1	61.8
EBITDA	109.0	(142.9)
Share-based compensation	13.6	8.7
Impairment expense on goodwill and intangible assets	4.0	322.2
Restructuring and other costs	6.4	14.8
Loss on disposal of subsidiaries and other assets, net	0.7	—
Other income, net	(38.2)	(96.4)
Adjusted EBITDA	$95.5	$106.4

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2022 UPDATE
Corporate Information

MANAGEMENT TEAM

William P. Foley, II
Chairman

Richard N. Massey
Chief Executive Officer

Ryan R. Caswell
President

Bryan D. Coy
Chief Financial Officer

Michael L. Gravelle
EVP, General Counsel & Corp, Secretary

Brett A. Correia
Chief Accounting Officer

FOURTH QUARTER 2022
CONFERENCE CALL DETAILS

Date: February 22, 2023
Time: 5:00 pm ET
Participant dial-in: 1-877-407-0789 (Domestic)
1-201-689-8562 (International)

REPLAY AVAILABILITY

A replay may be accessed by dialing 1-844-512-2921, or for International callers 1-412-317-6671, and providing the access code 13735522. The telephonic replay will be available until 11:59 pm ET on March 1, 2023. Investors and other parties may also listen to a simultaneous webcast of the live call by logging onto the Financials section of the Company’s website at cannaeholdings.com. The online replay will be available on the Company’s website immediately following the call.

BOARD OF DIRECTORS

William P. Foley, II
Chairman
Cannae Holdings, Inc.
Managing Member
Trasimene Capital Management, LLC

David Aung, CFA
Investment Officer
City of San Jose, California

Hugh R. Harris
Retired Chief Executive Officer
Lender Processing Services, Inc.

C. Malcolm Holland
Chairman & Chief Executive Officer
Veritex Holdings, Inc.

Mark D. Linehan
President & Chief Executive Officer
Wynmark Company

Frank R. Martire
Executive Chairman
NCR Corporation

Richard N. Massey
Chief Executive Officer
Cannae Holdings, Inc.
Senior Managing Director
Trasimene Capital Management, LLC

Erika Meinhardt
Executive Vice President
Fidelity National Financial, Inc.

Barry B. Moullet
Supply Chain Consultant
Board Member
CiCi’s Pizza

James B. Stallings, Jr.
Managing Partner
PS27 Ventures, LLC

Frank P. Willey
Partner
Hennelly & Grossfeld LLP

COMMON SHARE LISTING

Our common stock is listed on the
New York Stock Exchange under the symbol CNNE.

INDEPENDENT AUDITORS

Deloitte & Touche LLP
3883 Howard Hughes Parkway, Suite 400
Las Vegas, NV 89169

TRANSFER AGENT

Continental Stock Transfer & Trust
1 State Street, 30th Floor
New York, NY 10004
(212) 509-4000

PUBLICATIONS

The Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q are available on the Investor Relations section of the Company’s website at cannaeholdings.com.

A Notice of Annual Meeting of Shareholders and Proxy Statement are furnished to shareholders in advance of the Annual Meeting.

INVESTOR RELATIONS

Solebury Strategic Communications
Jamie Lillis, jlillis@soleburystrat.com

Cannae Holdings, Inc.
1701 Village Center Circle
Las Vegas, NV 89134
(702) 323-7330

cannaeholdings.com